UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 30, 2004


                         PARALLEL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


       0-13305                                       75-1971716
(Commission file number )                 (IRS employer identification number)


1004 N. Big Spring, Suite 400, Midland, Texas           79701
  (Address of principal executive offices)           (Zip code)


                                 (432) 684-3727 (Registrant's telephone number
               including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.  Entry into a Material Definitive Agreement.


            In our Form 8-K Reports filed with the Securities and Exchange Commission on September 22, 2004 and October 20, 2004, we reported that Parallel, L.P., a wholly owned subsidiary of Parallel Petroleum Corporation (collectively, "Parallel"), had entered into purchase and sale agreements with, and acquired working and net revenue interests in producing oil and gas properties from, Caprock Oil & Gas, L.P. and Bradley W. Bunn. As reported, all of the properties are located in Andrews and Gaines Counties, Texas in the Permian Basin of west Texas.

            After Parallel entered into agreements with Caprock Oil & Gas, L.P. and Bradley W. Bunn to acquire their interests in the properties, Parallel then offered to purchase all of the remaining working and net revenue interests in the same properties from all of the other working interest owners. In response to Parallel's offer, on November 30, 2004, Parallel, L.P. entered into separate Purchase and Sale Agreements with twenty-seven other unaffiliated working interests owners. Under these agreements, Parallel, L.P. agreed to purchase an additional 23.95% average working interest and 18.19% average net revenue interest owned by each of the other owners. If all of the transactions are closed, Parallel's average working interest in these properties will increase from approximately 56.6% to approximately 80.55%, and its average net revenue interest will increase from 43.8% to approximately 61.99%. The purchase price amounts payable by Parallel, L.P. under these agreements range from $5,900 to $1,101,773. The total purchase price, excluding adjustments, for all of the additional interests in the properties is $5,661,108. The effective date of these acquisitions will be October 1, 2004.

            Under these Purchase and Sale Agreements, Parallel will acquire approximately 5,360 gross (1,283 net) acres and 67 gross (16.04 net) producing oil and gas wells. The properties consist of 25 oil and gas leases and produce from the Queen and San Andres formation at depths of approximately 4,200 to 4,900 feet. The additional interests that will be acquired under these agreements represent an estimated 909,000 equivalent barrels of proved oil and gas reserves, with current production of approximately 90 equivalent barrels of oil per day.

            All but two of the transactions are scheduled to close on December 31, 2004 or earlier as any of the respective parties may agree. Two transactions are scheduled to close on or before January 31, 2005. Completion of each transaction is subject to customary closing conditions, including the absence of title defects, environmental review and approval by Parallel, the accuracy of the representations and warranties of the parties and the absence of any legal proceedings affecting the transactions contemplated by each respective Purchase and Sale Agreement.

            Parallel has no relationship with the sellers, other than in respect of the Purchase and Sale Agreements.

            The purchase price will be financed with loan proceeds drawn under Parallel's revolving credit facility provided by First American Bank, SSB, BNP Paribas, Citibank, F.S.B. and Western National Bank.

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            The oil and gas properties to be acquired by Parallel under the
Purchase and Sale Agreements will be pledged as additional collateral to further secure the payment and performance of Parallel's indebtedness and obligations under its revolving credit facility.



Item 9.01   Financial Statements and Exhibits.


         (c)      Exhibits

                  Exhibit No.               Description
                  -----------               ------------

                       10.1 Purchase and Sale Agreement, dated as of September 21, 2004, between Parallel, L.P. and Eastland Oil Company, which agreement is substantially identical to the twenty-six other purchase and sale agreements entered into between Parallel, L.P. and the other sellers parties thereto, except as described in Schedule A hereto.








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                                   Schedule A


            Parallel, L.P. has entered into twenty-seven separate Purchase and Sale Agreements with unaffiliated third parties. Set forth as Exhibit 10.1 to this Current Report on Form 8-K is the Purchase and Sale Agreement entered into between Parallel, L.P. and Eastland Oil Company. All of the Purchase and Sale Agreements are substantially identical, except for (1) the name of each seller,
(2) immaterial differences in certain representations, warranties and exhibits in or to the Purchase and Sale Agreements, (3) the size of the working interest being sold by each respective seller, (4) the purchase price payable to each respective seller and (5) the descriptions of the specific oil and gas leases in which each seller owns an interest.





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


                                    SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: December 3, 2004


                         PARALLEL PETROLEUM CORPORATION


                         By:  /s/ Larry C. Oldham
                              -------------------------
                              Larry C. Oldham, President



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

                                  EXHIBIT INDEX



   Exhibit No.                           Description
   -----------                          ------------

     10.1
                            Purchase and Sale Agreement, dated as of September 21, 2004, between Parallel, L.P. and Eastland Oil Company, which agreement is substantially identical to the twenty-six other purchase and sale agreements entered into between Parallel, L.P. and the other sellers parties thereto except as described in Schedule A hereto.







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